Exhibit 99.1

ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.

Policy Regarding Receipt of Company Stock in Lieu of Cash Director’s Fees

Policy:  A member of the Board of Directors (a “Director”) who is not an employee of Advance America, Cash Advance Centers, Inc. (the “Company”), or one of its subsidiaries, may elect to receive shares of common stock of the Company (“Company Stock”), in lieu of cash director’s fees, including annual fees and fees paid for participation in each meeting of the Board of Directors, or any committees thereof, as provided herein.

Election.                       A Director may elect to receive shares of Common Stock in lieu of director’s fees for any calendar year by delivering the attached Notice of Election on or prior to the close of business on December 24 of the prior calendar year; provided, however, that a Director wishing to receive Company Stock in lieu of fees during 2006 may submit a Notice of Election on or prior to the close of business on March 23, 2006; and provided, further, that a newly elected director may submit a Notice of Election on or prior to the start of the Company’s next quarterly “blackout” period. The Company has regular quarterly “blackout” periods beginning seven (7) calendar days prior to the end of each fiscal quarter and ending two (2) full business days following the release of the Company’s earnings for that quarter. The Company also may have event-specific “blackout” periods as a result of a material event. No Director may make an election during any Company “blackout” period or when the Director is otherwise in possession of material non-public information. A Notice of Election received during any “blackout” will not be effective and will be returned to the Director. A Director may not revoke an election. Any election to receive Company Stock in lieu of cash fees must be made for all, and not a portion, of the respective cash fees.

Payment.                      The number of shares of Company Stock delivered in lieu of any cash payment shall be equivalent in value (rounding up to the nearest whole share) to that cash payment based on a per share value equal to the Fair Market Value (defined in the Company’s 2004 Omnibus Stock Plan to be the arithmetic mean of the highest and lowest reported sales price per share) on the fifth (5th) trading day prior to the applicable payment date. All fees paid in the form of shares of Company Stock shall be delivered to the Director on the same payment date those fees would otherwise be paid in cash; provided the Director is then entitled to receive the payment of director’s fees.

It is anticipated that beginning in 2006 all director’s annual and meeting fees will be paid on a quarterly basis, during the first week following the end of each quarter.

Revocation and Termination:  The Board of Directors may revoke the right to receive shares of Company Stock pursuant to any election under this Policy, and may terminate this Policy in its entirety, at any time, in its sole and absolute discretion. In any such case, all earned but previously unpaid director’s fees will be paid in cash upon their respective payment dates despite any prior election by a Director to receive those fees in the form of shares of Company Stock, provided the Director is then entitled to receive the payment of director’s fees.

Reporting Obligation:  A Director must report all grants of shares of Company Stock received pursuant to this Policy under Section 16 of the Securities Exchange Act of 1934, as amended, within two (2) business days of the determination of the number of shares to be granted in lieu of any fees (which occurs on the fifth (5th) trading day prior to the applicable payment date). As a result Form 4 reporting the receipt of Company Stock will need to be filed prior to each payment date. The Company will continue to assist the Directors in connection making the appropriate Section 16 filings.

Insider Trading Policy:  This Policy and all shares of Company Stock granted pursuant to this Policy are subject to the Company’s Insider Trading Policy, as it may be amended or modified from time to time. If there is ever a conflict between this Policy and the Company’ Insider Trading Policy, the Company’s Insider Trading Policy shall govern.

Stock Plan:  All grants of shares of Company Stock pursuant to this Policy shall be made under, and subject to the provisions of, the Company’s 2004 Omnibus Stock Incentive Plan and shall be subject to the availability of awards of Company Stock thereunder. Shares of Company Stock granted pursuant to this Policy will not be Restricted Stock.

Administration:  This Policy shall be administered by the Board of Directors and its designees.

Approval:  This Policy was adopted by the Board of Directors of the Company on February 17, 2006.